Exhibit 99.1

               Delta Apparel Reports Fourth Quarter and
                  Fiscal Year 2007 Financial Results

        -- 4Q07 Net Sales Rise 11.3% to Record $91.8 Million --

           -- Company Increases Share Repurchase Program --

         -- Declares Quarterly Dividend of $0.05 per Share --

    DULUTH, Ga.--(BUSINESS WIRE)--Aug. 17, 2007--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fourth fiscal quarter and fiscal year ended June 30, 2007. The Company's results for the fiscal 2007 fourth quarter and annual period include the operations of FunTees, which was acquired on October 2, 2006. The Company's results are in-line with the preliminary results announced on July 18, 2007.

    Textile Restructuring

    On July 18, 2007, the Company announced its plans to restructure its U.S. textile operations by closing its manufacturing facility in Fayette, Alabama. As a part of the Company's overall restructuring of its textile manufacturing operations, the Company is also expensing its start-up and excess manufacturing costs associated with the integration of FunTees and the opening of its Honduran textile facility. The closing of the Alabama textile facility is expected to occur in the Company's fiscal first quarter of 2008, leaving the Company with two U.S. textile operations, one located in Maiden, North Carolina and the other in Fayetteville, North Carolina.

    The Company expects to incur total costs of approximately $10.0 million, or $0.75 per diluted share, associated with the restructuring. The expenses impacted the Company's fiscal fourth quarter of 2007 and are expected to impact the first two quarters of fiscal 2008 as follows:



                                    FY 07    FY 08    FY 08
                                     Qtr 4    Qtr 1    Qtr 2   Total
---------------------------------- -------- -------- -------- --------
                                    $5.4     $1.7     $1.4     $ 8.4
Cost of Sales                       million  million  million  million
---------------------------------- -------- -------- -------- --------
                                    $1.5     $0.1       --     $ 1.6
Restructuring Charges               million  million           million
---------------------------------- -------- -------- -------- --------
                                    $6.9     $1.8     $1.4     $10.0
Total                               million  million  million  million
---------------------------------- -------- -------- -------- --------
Diluted EPS Impact                  $0.51    $0.13    $0.10    $0.75
---------------------------------- -------- -------- -------- --------


    The Company expects its restructuring initiatives will result in costs savings per diluted share of approximately $0.26 in fiscal 2008, $0.62 in fiscal 2009, and $0.80 in fiscal 2010.

    Fiscal Year 2007 Results

    For the three months ended June 30, 2007, net sales increased 11.3% to a record $91.8 million compared to $82.5 million in the prior year's fourth quarter. Gross margins for the fiscal fourth quarter were 20.6% compared to 28.7% in the prior year fourth quarter principally as a result of the $5.4 million in restructuring related charges. In addition, the inclusion of FunTees reduced overall gross margins for the fourth quarter as sales from the FunTees private label business carry lower margins than the Company's branded businesses. Selling, general and administrative expenses for the fiscal 2007 fourth quarter were 17.7% of sales compared to 15.9% of sales in the prior year period due to the higher selling, general and administrative costs associated with the higher Junkfood sales in the quarter, offset partially by lower management incentive costs. The Company also incurred a $1.5 million non-cash asset impairment charge in its fiscal fourth quarter 2007 related to the reduction of its U.S. textile operations. Net income was $0.7 million, or $0.08 per diluted share, in the fiscal fourth quarter of 2007 compared to the prior year's level of $6.3 million, or $0.73 per diluted share. The Company's fourth quarter 2007 diluted earnings per share results include a restructuring related charge of $0.51.

    For the year ended June 30, 2007, net sales increased 15.7% to a record $312.4 million compared to $270.1 million in the prior year. Gross margins were 23.4% compared to 29.6% in the prior year due to the restructuring related charges, higher raw material pricing, lower sales in the higher margin Junkfood business, and the inclusion of the private label FunTees business that carries lower margins than the Company's branded businesses. Selling, general and administrative expenses were 18.9% of sales compared to 19.8% of sales in the prior year, primarily due to the lower selling, general and administrative expenses in the FunTees private label business. Net income for fiscal year 2007 was $6.3 million, or $0.73 per diluted share, compared to $14.8 million, or $1.71 per diluted share. Fiscal year 2007 net income includes $0.51 per diluted share of restructuring related charges.

    Robert W. Humphreys, President and CEO, commented, "During fiscal year 2007 we achieved a 15.7% sales increase to reach a record $312.4 million in sales. Our Junkfood business experienced strong growth in our fiscal fourth quarter, with sales up over 40% from the prior year quarter. Junkfood has new licenses and customer opportunities that should allow us to build on this sales momentum into fiscal year 2008. Our Soffe business achieved record revenue for fiscal year 2007, up over 7% from the prior year. Although the slower retail environment will impact Soffe sales, we continue to see good sell-through of the Soffe products and expect to further grow this business in fiscal year 2008. While sales in the activewear segment, including the Delta catalog business and the FunTees private label business, were not what we anticipated in fiscal 2007, we expect to achieve strong sales in this segment in fiscal year 2008 due to the full year revenue contribution of FunTees. In addition, as our new lower cost production becomes available to our customers in the second half of the year, we will have more products to fully participate in the marketplace. We believe the demand for our off-shore decorating capabilities will be strong and should provide us with continued growth opportunities in our private label business."

    Mr. Humphreys concluded, "During fiscal year 2007 we launched several initiatives which we believe will provide significant future value for our shareholders. We expect that these initiatives will be completed in the first half of fiscal 2008 and should allow us to continue profitable growth and provide us with a platform to generate superior investment returns for our shareholders. We will continue to focus on maximizing our operating performance in all key areas of our business. We are optimistic with our growth opportunities and believe our current initiatives will further position Delta Apparel as a stronger, more competitive company in the years to come."

    Fiscal 2008 Guidance

    For the first fiscal quarter ending September 29, 2007, the Company expects sales to be in the range of $74 to $78 million and diluted per share results to be in the range of ($0.04) to $0.00. The per share results include approximately $0.13 per diluted share of restructuring related expenses. This compares to prior year fiscal first quarter sales of $62.7 million and diluted earnings of $0.26 per diluted share, inclusive of the extraordinary gain on the Soffe earnout payment of $0.08 per diluted share.

    For the 2008 fiscal year ending June 28, 2008, the Company expects net sales to be in the range of $335 to $350 million and diluted earnings per share to be in the range of $1.36 to $1.52. This includes the $3.2 million, or $0.23 per diluted share, of anticipated expenses associated with the start-up of the new Honduran textile facility and the shutdown of the Fayette, Alabama facility that will impact results in the first two quarters of fiscal 2008.

    Retail-Ready Apparel

    This segment, which includes the Soffe and Junkfood businesses, reported a sales increase of 7.1% to $43.3 million for the fourth quarter of fiscal year 2007 compared to $40.4 million in the prior year. The sales increase was driven primarily from sales in the Junkfood business, which achieved over a 40% sales growth from a year ago. While sales were softer than expected in the Soffe business for the fourth quarter, the business was up over 7% for the year. Operating income for the three months ended June 30, 2007 was $8.6 million compared to $8.7 million in the prior year. For the fiscal year ended June 30, 2007, sales in the Retail-Ready segment were $134.2 million compared to $133.4 million in the prior fiscal year. Operating income declined to $17.1 million from $19.1 in fiscal year 2006 due primarily to lower profitability in the Junkfood business stemming from lower sales levels during the first three quarters of fiscal year 2007.

    Activewear Apparel

    The Activewear segment, which includes the Delta business and the newly acquired FunTees business, reported sales of $48.5 million for the fourth quarter of fiscal 2007, a 15.4% increase from the prior year quarter. The increase in sales is primarily the result of the addition of the FunTees revenue, offset by lower sales in the Delta catalog products. During the integration of FunTees into the existing Maiden textile facility, the Company's fabric production was lower than originally anticipated. As such, some of the expected June deliveries were not met in the FunTees business and the Company did not meet its normal service levels in its Delta catalog business. Additionally, in anticipation of being slightly inventory constrained in the first half of fiscal 2008, the Company did not participate heavily in the competitive pricing levels of commodity t-shirts, which impacted total volume in the fourth quarter. During the fourth fiscal quarter of 2007, the Company incurred restructuring related expenses totaling $6.9 million. This expense, along with higher priced raw material prices, drove an operating loss of $7.5 million during the fourth quarter of 2007, compared to income of $2.1 million in the prior year fourth quarter.

    For the fiscal year ended June 30, 2007, sales in the Activewear segment were $178.2 million, an increase of 30.4% from $136.7 million in the prior fiscal year due to the acquisition of FunTees on October 2, 2006. The Activewear segment had operating losses of $4.8 million in fiscal year 2007, due primarily to the restructuring related expenses and higher raw material pricing.

    Share Repurchases

    During fiscal year 2007, the Company purchased 196,770 shares of its stock through its Stock Repurchase Program for a total cost of $3.4 million. In a meeting held on Wednesday, August 15, 2007, the Board of Directors increased the Company's authorization to repurchase stock in open market transactions by an additional $4.0 million pursuant to the Company's Stock Repurchase Program, bringing the total amount authorized since inception of the program to $15.0 million. As of today, taking into account prior repurchases of Company stock pursuant to the program, the Company has Board authorization to repurchase up to an additional $5.9 million of its stock. The Company is committed to its stock repurchase program and believes it is a good use of capital and illustrates the Company's commitment to increasing shareholder value.

    Dividend Payment

    In a meeting held on August 15, 2007, the Board of Directors declared a quarterly dividend of five cents per common share of stock payable on September 10, 2007 to shareholders of record as of the close of business on August 29, 2007. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

    Conference Call

    The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-4901. A live webcast of the conference call will be available on the Company's web site at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from August 17, 2007 through August 24, 2007. To access the telephone replay, participants should dial 719-457-0820. The access code for the replay is: 1567417.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,200 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, success of company initiatives, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in "Item 1A. Risk Factors" in our annual Report on Form 10-K for the fiscal year ended July 1, 2006 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.



SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                                  Three Months Ended    Year Ended
                                  June 30,  July 1,  June 30, July 1,
                                     2007     2006     2007     2006
                                  --------- -------- -------- --------

Net Sales                         $  91,796  $82,468 $312,438 $270,108
Cost of Goods Sold                   72,872   58,761  239,365  190,222
                                  --------- -------- -------- --------
Gross Profit                         18,924   23,707   73,073   79,886

Selling, General and
 Administrative                      16,203   13,109   59,187   53,530
Restructuring costs                   1,498        -    1,498        -
                                  --------- -------- -------- --------
Operating Income                      1,223   10,598   12,388   26,356

Other (Expense) Income, net           (164)      381     (89)      657
Interest Expense, net                 1,344    1,081    5,157    3,819
                                  --------- -------- -------- --------
(Loss) Income Before Provision
 for Income Taxes
 and Extraordinary Gain               (285)    9,898    7,142   23,194

(Benefit) Provision for Income
 Taxes                                (970)    3,551    1,471    8,350

                                  --------- -------- -------- --------
Income before Extraordinary Gain        685    6,347    5,671   14,844

Extraordinary Gain, Net of Taxes          -        -      672        -

                                  --------- -------- -------- --------
Net Income                        $     685  $ 6,347 $  6,343 $ 14,844
                                  ========= ======== ======== ========


Weighted Average Shares
 Outstanding
 Basic                                8,416    8,586    8,506    8,590
 Diluted                              8,611    8,718    8,675    8,665

Net Income per Common Share ,
 before Extraordinary Gain
 Basic                            $    0.08  $  0.74 $   0.67 $   1.73
 Diluted                          $    0.08  $  0.73 $   0.65 $   1.71

Net Income per Common Share,
 after Extraordinary Gain
 Basic                            $    0.08  $  0.74 $   0.75 $   1.73
 Diluted                          $    0.08  $  0.73 $   0.73 $   1.71




                                                     June 30, July 1,
                                                       2007     2006
                                                     -------- --------

Current Assets:
 Cash                                                $    792 $    642
 Accounts Receivable, Net                              46,444   47,525
 Income Taxes Receivable                                1,209        -
 Inventories, Net                                     124,604  103,660
 Deferred Income Taxes                                  2,874    2,710
 Other Assets                                           2,597    2,708
                                                     -------- --------
Total Current Assets                                  178,520  157,245

Noncurrent Assets:
 Property, Plant & Equipment, Net                      29,407   21,164
 Goodwill and Other Intangibles,
  Net                                                  22,313   22,467
 Other Assets                                           2,550    2,247
                                                     -------- --------
Total Noncurrent Assets                                54,270   45,878

                                                     -------- --------
Total Assets                                         $232,790 $203,123
                                                     ======== ========


Current Liabilities:
 Accounts Payable and Accrued
  Expenses                                           $ 54,948 $ 49,366
 Current Portion of Long Term
  Debt                                                  2,927    3,683
 Income Taxes Payable                                       -      986
                                                     -------- --------
Total Current Liabilities                              57,875   54,035

Noncurrent Liabilities:
 Long-Term Debt                                        70,491   46,967
 Deferred Income Taxes                                    749    1,123
 Other Noncurrent Liabilities                               6       10
                                                     -------- --------
Total Noncurrent Liabilities                           71,246   48,100

Stockholders' Equity                                  103,669  100,988

                                                     -------- --------
Total Liabilities and
 Stockholders' Equity                                $232,790 $203,123
                                                     ======== ========

    CONTACT: Delta Apparel, Inc.
             Investor Relations Contact:
             Deborah Merrill
             Chief Financial Officer
             (864) 232-5200 x6620
             or
             Integrated Corporate Relations
             Bill Zima
             203-682-8200